Exhibit 1

RedHill Biopharma to Present at Virtual Life Sciences Investor Forum on June 25

TEL-AVIV, Israel and RALEIGH, N.C., June 18, 2020 (GLOBE NEWSWIRE) -- RedHill Biopharma Ltd. (Nasdaq: RDHL) (“RedHill” or the “Company”), a specialty biopharmaceutical company, today announced that Guy Goldberg, RedHill's Chief Business Officer, will present a corporate overview at the Virtual Life Sciences Investor Forum on Thursday, June 25, 2020, at 10 a.m. EDT.

This will be a live, online presentation where the audience is invited to ask the Company questions in real-time. The live broadcast and Q&A session can be accessed via the Company's website: http://ir.redhillbio.com/events. Please access the website at least 15 minutes ahead of the presentation to register.

A replay of the presentation will be available for 30 days via the Company’s website: http://ir.redhillbio.com/events.

About RedHill Biopharma
RedHill Biopharma Ltd. (Nasdaq: RDHL) is a specialty biopharmaceutical company primarily focused on gastrointestinal diseases. RedHill promotes the gastrointestinal drugs Movantik® for opioid-induced constipation in adults[1], Talicia® for the treatment of Helicobacter pylori (H. pylori) infection in adults[2] and Aemcolo® for the treatment of travelers’ diarrhea in adults[3]. RedHill’s key clinical late-stage development programs include: (i) RHB-204, with a planned pivotal Phase 3 study for pulmonary nontuberculous mycobacteria (NTM) infections; (ii)  Opaganib (Yeliva®), a first-in-class SK2 selective inhibitor, targeting multiple indications, with a Phase 2/3 program for COVID-19 and ongoing Phase 2 studies for prostate cancer and cholangiocarcinoma; (iii) RHB-104, with positive results from a first Phase 3 study for Crohn's disease; (iv) RHB-102 (Bekinda®), with positive results from a Phase 3 study for acute gastroenteritis and gastritis and positive results from a Phase 2 study for IBS-D; (v) RHB-106, an encapsulated bowel preparation, and (vi) RHB-107, a Phase 2-stage first-in-class, serine protease inhibitor, targeting cancer and inflammatory gastrointestinal diseases. More information about the Company is available at www.redhillbio.com.

About Life Sciences Investor Forum
Life Sciences Investor Forum is the leading proprietary investor conference series that provides an interactive forum for Life Sciences companies to meet and present directly with investors.

A real-time solution for investor engagement, Life Sciences Investor Forum is part of Intrado’s suite of investor relations services specifically designed for more efficient Investor Access. Replicating the look and feel of on-site investor conferences, Life Sciences Investor Forum combines leading-edge conferencing and investor communications capabilities with a comprehensive global investor audience network. Learn more about the event at www.lifesciencesinvestorforum.com.

About Intrado
Intrado, Formerly West, is an innovative, cloud-based, global technology partner to clients around the world. Our solutions connect people and organizations at the right time and in the right ways, making those mission-critical connections more relevant, engaging, and actionable-turning Information to Insight.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the initiation, timing, progress and results of the Company’s research, manufacturing, pre-clinical studies, clinical trials, and other therapeutic candidate development efforts, and the timing of the commercial launch of its commercial products and ones it may acquire or develop in the future; (ii) the Company’s ability to advance its therapeutic candidates into clinical trials or to successfully complete its pre-clinical studies or clinical trials or the development of a commercial companion diagnostic for the detection of MAP; (iii) the extent and number and type of additional studies that the Company may be required to conduct and the Company’s receipt of regulatory approvals for its therapeutic candidates, and the timing of other regulatory filings, approvals and feedback; (iv) the manufacturing, clinical development, commercialization, and market acceptance of the Company’s therapeutic candidates and Talicia®; (v) the Company’s ability to successfully commercialize and promote Talicia®, and Aemcolo® and Movantik®; (vi) the Company’s ability to establish and maintain corporate collaborations; (vii) the Company's ability to acquire products approved for marketing in the U.S. that achieve commercial success and build its own marketing and commercialization capabilities; (viii) the interpretation of the properties and characteristics of the Company’s therapeutic candidates and the results obtained with its therapeutic candidates in research, pre-clinical studies or clinical trials; (ix) the implementation of the Company’s business model, strategic plans for its business and therapeutic candidates; (x) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its therapeutic candidates and its ability to operate its business without infringing the intellectual property rights of others; (xi) parties from whom the Company licenses its intellectual property defaulting in their obligations to the Company; (xii) estimates of the Company’s expenses, future revenues, capital requirements and needs for additional financing; (xiii) the effect of patients suffering adverse experiences using investigative drugs under the Company's Expanded Access Program; (xiv) competition from other companies and technologies within the Company’s industry; and (xv) the hiring and employment commencement date of executive managers. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 20-F filed with the SEC on March 4, 2020. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

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[1] Full prescribing information for Movantik® (naloxegol) is available at: www.Movantik.com.
[2] Full prescribing information for Talicia® (omeprazole magnesium, amoxicillin and rifabutin) is available at: www.Talicia.com.
[3] Full prescribing information for Aemcolo® (rifamycin) is available at: www.Aemcolo.com.

Company contact:
Adi Frish
Senior VP Business Development & Licensing
RedHill Biopharma
+972-54-6543-112
adi@redhillbio.com

IR contact (U.S.):
Timothy McCarthy, CFA, MBA
Managing Director, Relationship Manager
LifeSci Advisors, LLC
+1-212-915-2564
tim@lifesciadvisors.com